GUNNALLEN
FINANCIAL
---------
1715 N. WESTSHORE BLVD.
SUITE 700
TAMPA, FLORIDA 33607

September 3, 2004

Mr. Vincent Rinehart, Chairman & CEO
Anza Capital Inc.
3200 Bristol St.
Suite 700
Costa Mesa, CA 92626
VIA E-MAIL: VINCE@AMRES.NET

Re: ADDENDUM to November 25, 2003 Advisory Agreement

Dear Vince,

Pursuant to our the Advisory Agreement between Anza Capital, Inc. (AZAC) and GunnAllen Financial, Inc. (GAF) date November 25, 2003 please confirm the below changes to the agreement.

From this date forward the monthly fee to GAF will be $12,000. The first monthly payment under this addendum will be due on September 25, 2004 with payments made the 25th of each of the following eleven months. The term of the agreement will extend to the earlier of a non-cancelable period of one year (new expiration date will be November 25, 2005) or 30 days post notice of the collateral to be withdrawn which GunnAllen's client provided.

As additional compensation AZAC will issue to GAF a warrant for 200,000 shares of AZAC common stock with a strike price of $.10 per share which will have piggy back registration rights for the very next registration made by AZAC as well as a demand registration right covering all the shares underlying the warrants at the holders expense. The warrant will be issued immediately and the warrants will have a five-year term.

Any delay in the monthly payment will require an ongoing 10% increase in the monthly cash payment (additional $1,200 per month) as well as an additional 10% in warrants (20,000 warrants issued immediately) for every instance payment is not received by the 10th of each month.

Prior to moving forward, AZAC must also have the original warrant for 5% of the fully diluted shares issued per paragraph (4) of the original agreement dated November 25, 2003 by and between GunnAllen Financial Inc. and Anza Capital, Inc. The parties hereby


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agree to amend the warrant from the original agreement to a total of 250,000 warrants with a strike price of $ .25 per share. The parties understand that this is a non cash transfer, however, Anza Capital Inc. agrees to vest the 2nd one percent (now 100,000 fully vested) of the aforementioned 250,000 warrants to be issued per the above amendment to the original agreement at the new strike price of $.25 in lieu of the fact that the average market value of the collateral provided over the last 30 days was $1,250,000.



Agreed and Accepted by:


/s/ Norman K. Farra                          /s/ Vincent Rinehart
-----------------------------------          -----------------------------
Norman K. Farra, Managing Director           Vincent Rinehart, CEO
GunnAllen  Financial                         Anza  Capital,  Inc.


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Dated                                        Dated


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